Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS SEPTEMBER SALES; UPDATES EARNINGS GUIDANCE

-- Comparable Store Sales Decline 1.8% --

HOUSTON, TX, October 10, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended October 5, 2002 decreased 1.8% as compared to the prior year five-week period ended October 6, 2001. Total sales decreased 0.4% to $68.8 million from $69.1 million in the prior year period.

Commenting on September's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "Our results for September were disappointing in that we had positive comparable store sales in the first three weeks of the period, that were offset by negative comparable sales during the last two weeks of the period. During the final two weeks, we experienced two back-to-back hurricanes that significantly disrupted business in our Gulf Coast stores, a calendar shift of our Columbus Day sales event and an increasingly challenging retail and economic environment. Additionally, significantly warmer weather as compared to last year in many of our market areas negatively affected sales of our fall merchandise which resulted in merchandise margin rate declines versus plan for the fiscal month."

Commenting on the Company's updated earnings guidance, Mike McCreery, Executive Vice President and Chief Financial Officer, said, "In light of the current tough retail and economic environment, we are more cautious in our outlook for sales, gross margin and net income for the remaining four months of our fiscal year. Our current outlook for the balance of the fiscal year is for comparable store sales to be in a range of flat to a 2.5% increase. With lowered sales expectations and the associated potential for pressure on merchandise margins, we currently anticipate that our net income in the third quarter will be in a range of $9.3 million to $9.7 million, or earnings of $0.46 to $0.48 per diluted

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Stage Stores Reports September
Sales; Updates Earnings Guidance
Page - 2

share using an estimated diluted share count of 20.3 million shares. Our net income in the fourth quarter is now projected to be in a range of $15.6 million to $16.2 million, or earnings of $0.78 to $0.81 per diluted share using an estimated diluted share count of 20.1 million shares. For the entire 2002 fiscal year, we are currently projecting net income to be in a range of $53.0 million to $54.0 million, or earnings of $2.52 to $2.57 per diluted share using an estimated diluted share count of 21.0 million shares."

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
2nd Quarter	6.5	16.6	23.9	207.5	195.5
August	4.5	28.1	8.8	74.5	70.6
September	(1.8)	5.5	9.3	68.8	69.1
3rd Qtr-To-Date	1.4	15.8	9.0	143.3	139.7
Year-To-Date	5.3	16.6	17.7	557.5	530.7

a.     The 2001 Calendar Adjusted Basis column compares the thirty-five week period starting on February 4, 2001 to the thirty-five week period starting on February 6, 2000.

b.     The 2001 Fiscal Basis column compares the thirty-five week period starting on February 4, 2001 to the thirty-five week period starting on January 30, 2000.

With respect to store-based activity, the Company reconfirmed that it plans to open seven additional stores on October 24th. Five of the stores will be opened in Texas, while one each will be opened in Louisiana and Arkansas.

Additionally, the Company reported that it had repurchased 851,550 shares at an aggregate purchase price of approximately $18.4 million under its $25.0 million Stock Repurchase Program through October 9, 2002.

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Stage Stores Reports September
Sales; Updates Earnings Guidance
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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third and fourth quarters of the 2002 fiscal year, the remaining six months of the 2002 fiscal year and for the full 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, in the Company's Quarterly Report on Form 10-Q as filed with the SEC on May 24, 2002 and other factors as may periodically be described in other Company filings with the SEC.

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